Exhibit 10.8.2

AKOUSTIS TECHNOLOGIES, INC. DIRECTOR COMPENSATION PROGRAM

As approved by the Board of Directors

On

August 26, 2022

The following Director Compensation Program (the “Program”) is a summary of compensation paid to the non-employee directors of Akoustis Technologies, Inc. (the “Company”) for their services on the Company’s Board of Directors (the “Board”) and committees thereof.

Compensation of Non-Employee Directors

Under the Program, directors who are not employees of the Company or any subsidiary of the Company (“non-employee directors”) will receive cash and/or equity compensation, as outlined in this Program. Pursuant to the Program, our non-employee directors receive cash compensation (“Annual Cash Award”), and annual grants of nonqualified stock option awards (the “NQSO Awards”) and/or restricted stock unit awards (the “RSU Awards,” and together with the NQSO Awards, the “Annual Equity Awards”).

The total compensation for each director is calculated as follows:

Description of Service	Amount ($)
Service on the Board	$140,000
Service as Chair of the Board	$50,000
Service on the Audit Committee	$10,000
–or –
Service as Chair of the Audit Committee	$30,000
Service on the Compensation Committee	$6,500
-or-
Service as the Chair of the Compensation Committee	$11,000
Service on the Nominating Committee	$5,000
-or-
Service as the Chair of the Nominating Committee.	$10,000
Service on the Technology Committee	$6,500
-or-
Service as the Chair of the Technology Committee	$11,000
Service on the Strategic Development Committee	$35,000
-or-
Service as the Chair of the Strategic Development Committee	$35,000
Service on the IT Governance Committee	$6,500
-or-
Service as the Chair of the IT Governance Committee	$11,000
- Directors are compensated for service as either a member or Chair of a Board committee.

Each director elects: (i) whether to receive 25% of his or her compensation in the form of an Annual Cash Award; and (ii) the proportion of the remaining compensation (the Annual Equity Award portion) he or she will receive as NQSO Awards and/or RSU Awards (with any such election being made in 25% increments and the default election being 100% of the Annual Equity Award to be in the form of RSU Awards). Annual Cash Awards shall be deemed earned ninety (90) days after the date of the Company’s annual stockholders meeting immediately preceding the applicable year of the director’s service (the “Annual Meeting”), and shall be paid within forty-five (45) days thereafter.

The base number of shares of the Company’s common stock (the “Common Stock”) subject to each Annual Equity Award equals (i) the award value (as calculated using the table above and excluding any Annual Cash Award elected by the director), divided by (ii) the 30-day average of the closing price of the Common Stock as reported on The Nasdaq Stock Market LLC, measured as of the date that is one week prior to the date of the Annual Meeting. Further, to the extent that a director properly elects to receive all or any portion of his or her Annual Equity Award in the form of NQSO Awards no later than the day prior to the Annual Meeting, the number of shares of Common Stock underlying the NQSO Award will be multiplied by two (2).

Annual Equity Awards are granted on the date of the Company’s Annual Meeting. The option price of any NQSO Awards will equal the fair market value per share (as determined under the 2018 Stock Incentive Plan (the “2018 Plan”)) of the Common Stock on the grant date. Awards will fully vest and become non-forfeitable on the first anniversary of the grant date, subject to the director’s continued service from the grant date until the vesting date and such other terms as found in the 2018 Plan and the relevant award agreement. In the event of a director’s termination of service (for any reason other than Cause (as defined in the 2018 Plan)) within 30 days of the vesting date, the Annual Equity Award, to the extent not then vested, will continue to vest as provided in the relevant award agreement. Any vested NQSO Awards following a director’s termination of service must be exercised within 90 days of the termination date (or 12 months in the event of death or Disability (as defined in the 2018 Plan)).

Any director joining the Board or a committee thereof mid-year will be entitled to receive a pro-rated compensation consisting of an Annual Cash Award and/or Annual Equity Award representing the remaining months of service in the year (rounded up to the nearest full month). For purposes of calculating the base number of shares for such pro-rated Annual Equity Award, the 30-day average of the closing price of the Common Stock, as reported on The Nasdaq Stock Market LLC, shall be measured as of the date that is one week prior to the date of the date such director joins the Board or committee. Such pro-rated Annual Equity Award will be issued on the date such director joins the Board or committee and be fully vested as of the date of the next Annual Meeting.

Compensation of Employee Directors

Directors who are also employees of the Company are not paid for their service as directors.